EXHIBIT 99

News Release

Contacts:
Media	Investor Relations
Robert C. Ferris	Elena Doom
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	elena.doom@honeywell.com

HONEYWELL’S THIRD QUARTER SALES UP 9% TO
$8.4 BILLION AND REPORTED EARNINGS PER SHARE $0.64

  9% Organic Growth Reflects Continued Strong Order Rates

  Strong Revenue Conversion More Than Offsets Labor Cost Headwinds

  2010 Sales and EPS Expected Above High-End of Previous Guidance

  Company Forecasts Record Free Cash Flow of $3.5 Billion in 2010

     MORRIS TOWNSHIP, N.J., October 22, 2010 -- Honeywell (NYSE: HON) today announced third quarter 2010 sales were up 9% to $8.4 billion versus $7.7 billion in the third quarter of 2009. Earnings, excluding non-cash pension expense, were $0.82 per share compared to $0.83 per share in the prior year. On a reported basis, earnings per share were $0.64 in the third quarter of 2010 versus $0.80 in the third quarter last year. Cash flow from operations was $1.3 billion and free cash flow (cash flow from operations less capital expenditures) was $1.2 billion in the third quarter, compared to cash flow from operations of $1.1 billion and free cash flow of $1.0 billion in the third quarter last year. On a year-to-date basis, cash flow from operations was $3.2 billion versus $2.6 billion in 2009, and free cash flow was $2.8 billion compared to $2.3 billion.

      “This was another terrific quarter for Honeywell,” said Honeywell Chairman and CEO Dave Cote. “We had continued growth across the portfolio with our short cycle businesses, such as turbochargers and general industrial products, extending their strong upward trends. We’re also now seeing an uptick in the commercial aerospace aftermarket. The longer cycle Solutions businesses and UOP demonstrated good growth in the quarter as well. We had exceptional cash flow, driven by high quality earnings and very strong working capital performance, and we now expect record free cash flow for the year. We closed on the Sperian Protection acquisition, extending our position in the growing Personal Protection Equipment space. We remain very confident this will be another stand-out acquisition for Honeywell, demonstrating our disciplined acquisition process.”

     “We’re in the early stages of planning for 2011 and we believe we are well positioned for growth given our focus on new products and services, geographic expansion, and the improvement we’re seeing in many of our major end markets,” concluded Cote. “We’ll continue to plan conservatively, emphasizing achievable top-line growth combined with the favorable impact of our key process initiatives, continued R&D investment, and new technologies. We expect to continue to see benefits of focused seed planting initiatives and global growth next year. As always, we will provide full context and guidance for 2011 in our December Outlook Call.”

     Honeywell now forecasts 2010 sales of approximately $33 billion and earnings of approximately $2.52 per share on a reported basis ($3.26, excluding non-cash pension expense), both now above the high-end of the previous guidance range. The company also forecasts 2010 free cash flow, above the high-end of its prior guidance, of approximately $3.5 billion, which includes a planned fourth quarter $600 million cash pension contribution (cash flow from operations of approximately $4.1 billion).

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Q3 Results - 2

Segment Highlights

Aerospace

  Sales were up 3% compared with the third quarter of 2009, primarily due to higher commercial OEM and aftermarket volumes, partially offset by amounts recognized for payments to Business and General Aviation (BGA) OEM customers to offset pre-production costs.

  Segment profit was up 1%, however segment margins decreased 40 bps to 17.0%. The segment margin decline was primarily due to BGA OEM payments mentioned above and the absence of prior year labor cost actions, partially offset by increased volume and benefits from prior period repositioning actions.

  Brazil’s air traffic control commission, the Comissao de Implantacao do Sistema de Controle do Espaco Aero (CISCEA), has selected Honeywell to deliver and install Smart Path™ (Ground-Based Augmentation System – GBAS) at Galeao-Antonio Carlos Jobim International Airport in Rio de Janeiro. The Smart Path system is the first and only GBAS to receive the Federal Aviation Administration’s System Design Approval.

  Honeywell was awarded a Federal Aviation Administration (FAA) research program to evaluate and develop a NextGen Air Traffic Management technology that will allow aircraft to utilize 4-Dimensional Flight Trajectory-Based Operations, incorporating precise timing and accurate data position to improve air traffic operations. 4-D Trajectory allows aircraft to automatically fly faster or slower to avoid airport congestion, smoothing traffic flow and improving capacity and on-time arrivals.

  Honeywell was chosen by easyJet Airline Company Ltd. to provide our fuel-efficient 131-9A auxiliary power unit (APU) and extended maintenance service for their Airbus A320 aircraft in a 10-year, $51 million contract. Honeywell’s 131-9A APU is the most commonly used APU for single-aisle commercial transport and generates greater fuel efficiency on each aircraft on which it is utilized.

Automation and Control Solutions

  Sales were up 9% compared with the third quarter of 2009, primarily due to growth in all regions, execution of energy efficiency-related projects, general industrial recovery, and new product introductions.

  Segment profit was up 9% and segment margins increased 10 bps to 13.6% driven by higher volumes, cost savings initiatives, and benefits from prior repositioning actions, partially offset by the absence of prior year labor cost actions and acquisition costs.

  Honeywell Process Solutions (HPS) has entered phase two of its Integrated Main Automation Contractor consulting project with Abu Dhabi Gas Development Company Ltd. for its Shah Gas Development Project, valued at an additional $78 million. HPS is leveraging its full technology portfolio to help the site operate safely, reliably, and efficiently. The Shah Gas Development Project is one of the largest and most complex projects in the industry and is expected to process 1 billion cubic feet of gas per day at full production capacity in 2014.

  Honeywell Building Solutions teamed with Washington Gas to win a task order by the U.S. General Services Administration (GSA) to design and construct a new 12,000 square foot underground electrical vault and an electrical distribution system for a new U.S. Department of Homeland Security (DHS) headquarters at the St. Elizabeths Campus in Washington D.C. The value of work to be performed by Honeywell as a part of this award is $30 million.

  Honeywell closed two acquisitions in the quarter: Sperian Protection, a leader in personal protection equipment (PPE) design and manufacturing; and, E-Mon the market leader in electric sub-metering, an important component in commercial energy efficiency programs and the Smart Grid.

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Q3 Results - 3

Transportation Systems

  Sales were up 19% compared with the third quarter of 2009, primarily due to higher Turbo volumes globally, robust new platform launches and higher European diesel penetration.

  Segment profit was up $60 million and segment margins increased 460 bps to 11.7%, driven by higher volumes, increased productivity, and benefits from prior repositioning actions, partially offset by material inflation and the absence of prior year labor cost actions.

  Honeywell announced that it expects the global turbo industry to double in the next five years, from 17 million new turbo vehicles in 2009 to 35 million in 2015. In the U.S., turbocharged vehicles are expected to grow from nearly one million (5%) vehicles sold today to more than four million (more than 20%) in five years. In China, turbocharging is anticipated to grow from approximately 10% today to 20% by 2015.

  Honeywell Turbo Technologies announced the launch of three advanced turbocharger technologies at the 2010 Paris Motor Show. Designed to increase both performance and fuel- efficiency, while lowering emissions on premium engines, the new turbo innovations will be featured on the 2011 Mercedes S350 BlueTec diesel engine, Range Rover’s V8 4.4L engine, and the Mercedes S500 BlueEFFICIENCY V8 gas engine. Each vehicle delivers at least 10% improvements in both horsepower and fuel economy over its previous models.

Specialty Materials

  Sales were up 16% compared with the third quarter of 2009, resulting from higher volumes due to improved global markets and commercial excellence, which resulted in higher sales to Asia in our Resins and Chemicals business, new applications and penetration of specialty additives and films, refrigerants and industrial process aids globally, and higher gas processing equipment and new petrochemical catalyst sales at UOP.

  Segment profit was up 25% and segment margins increased 130 bps to 16.5%, due to higher sales volumes, commercial excellence, and cost productivity, partially offset by material inflation and the absence of prior year labor cost actions.

  Honeywell’s UOP was selected by Korea's HC Petrochem Co., Ltd. to provide technology for an expansion of a petrochemicals plant in Daesan, South Korea. HC Petrochem will use the UOP Parex™ process and the UOP Isomar™ process to help triple production of high-purity para-xylene, a key ingredient in the production of purified terephthalic acid (PTA). PTA is used tomake polyester for fabric and polyethylene terephthalate (PET) chips for carbonated soft drinkand water bottles. Honeywell’s UOP technology was also selected by Rentech, Inc.'s RialtoRenewable Energy Center for the conversion of biomass to transportation fuels. The new facility will use UOP hydroprocessing technology to convert hydrocarbons into clean-fuel products. The renewable energy center will convert biomass, such as yard and tree trimmings, into renewable, ultra-clean diesel fuel and renewable electricity.

  Honeywell announced the launch of new materials for photovoltaic cells, expanding its line of PowerShield® backing systems, which protect photovoltaic modules under the most severe conditions. It also announced a new line of electronic materials designed to enable manufacturers of crystalline silicon photovoltaic cells to boost their power output through use of advanced, high-efficiency cell designs.

     Honeywell will discuss its results during its investor conference call today starting at 8:00 a.m. EDT. To participate, please dial (719) 325-2382 a few minutes before the 8:00 a.m. EDT start. Please mention to the operator that you are dialing in for Honeywell’s investor conference call. The live webcast of the investor call will be available through the “Investor Relations” section of the company’s Website (http://www.honeywell.com/investor). Investors can access a

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Q3 Results - 4

replay of the conference call from 11:00 a.m. EDT, October 22, until midnight, October 29, by dialing (719) 457-0820. The access code is 6363040.

Honeywell International (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes, and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, and Chicago Stock Exchanges. For more news and information on Honeywell, please visit www.honeywellnow.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

# # #

Q3 Results - 5

Consolidated Statement of Operations (Unaudited)
(In millions except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Product sales	$6,582	$5,947	$19,048	$17,569
Service sales	1,810	1,753	5,281	5,267

Net sales	8,392	7,700	24,329	22,836

Costs, expenses and other
Cost of products sold (A)	5,255	4,657	15,102	13,781
Cost of services sold (A)	1,235	1,140	3,638	3,454

	6,490	5,797	18,740	17,235
Selling, general and administrative expenses (A)	1,177	1,034	3,475	3,270
Other (income) expense	(75)	(39)	(86)	14
Interest and other financial charges	95	110	294	350

	7,687	6,902	22,423	20,869

Income before taxes	705	798	1,906	1,967
Tax expense	208	179	540	489

Net income	497	619	1,366	1,478

Less: Net income attributable to the noncontrolling interest	(2)	11	13	23

Net income attributable to Honeywell	$499	$608	$1,353	$1,455

Earnings per share of common stock - basic	$0.64	$0.80	$1.76	$1.94

Earnings per share of common stock - assuming dilution	$0.64	$0.80	$1.74	$1.94

Weighted average number of shares outstanding-basic	776.5	760.8	770.6	748.7

Weighted average number of shares outstanding - assuming dilution	782.8	764.0	777.3	751.1

(A) Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, pension and other post-retirement expense, and stock compensation expense.

Q3 Results - 6

Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net Sales

Aerospace	$2,704	$2,622	$7,857	$8,100

Automation and Control Solutions	3,474	3,188	9,835	9,202

Specialty Materials	1,175	1,015	3,573	3,117

Transportation Systems	1,039	875	3,064	2,417

Corporate	—	—	—	—

Total	$8,392	$7,700	$24,329	$22,836

Reconciliation of Segment Profit to Income Before Taxes

	Three Months Ended September 30,		Nine Months Ended September 30,

	2010	2009	2010	2009

Segment Profit

Aerospace	$458	$455	$1,314	$1,397

Automation and Control Solutions	471	431	1,258	1,088

Specialty Materials	194	155	578	430

Transportation Systems	122	62	333	84

Corporate	(53)	(43)	(148)	(133)

Total Segment Profit	1,192	1,060	3,335	2,866

Other income/ (expense) (A)	72	31	70	(37)
Interest and other financial charges	(95)	(110)	(294)	(350)
Stock compensation expense (B)	(37)	(18)	(123)	(95)
Pension expense (B)	(197)	(30)	(588)	(86)
Other postretirement income/ (expense) (B)	(18)	(21)	(12)	38
Repositioning and other charges (B)	(212)	(114)	(482)	(369)

Income before taxes	$705	$798	$1,906	$1,967

(A)	Equity income/(loss) of affiliated companies is included in Segment Profit.
(B)	Amounts included in cost of products and services sold and selling, general and administrative expenses.

Q3 Results - 7

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	September 30, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$2,640	$2,801
Accounts, notes and other receivables	6,916	6,274
Inventories	4,027	3,446
Deferred income taxes	987	1,034
Investments and other current assets	593	381

Total current assets	15,163	13,936

Investments and long-term receivables	601	579
Property, plant and equipment - net	4,738	4,847
Goodwill	11,529	10,494
Other intangible assets - net	2,711	2,174
Insurance recoveries for asbestos related liabilities	830	941
Deferred income taxes	1,411	2,017
Other assets	1,136	1,016

Total assets	$38,119	$36,004

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities:
Accounts payable	$4,059	$3,633
Short-term borrowings	65	45
Commercial paper	897	298
Current maturities of long-term debt	23	1,018
Accrued liabilities	6,502	6,153

Total current liabilities	11,546	11,147

Long-term debt	6,265	6,246
Deferred income taxes	745	542
Postretirement benefit obligations other than pensions	1,494	1,594
Asbestos related liabilities	1,343	1,040
Other liabilities	6,260	6,481
Shareowners’ equity	10,466	8,954

Total liabilities and shareowners’ equity	$38,119	$36,004

Q3 Results - 8

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2010	2009	2010	2009

Cash flows from operating activities:
Net income attributable to Honeywell	$499	$608	$1,353	$1,455
Adjustments to reconcile net income attributable to Honeywell to net cash provided by operating activities:	—	—	—	—
Depreciation and amortization	242	242	716	711
Gain on sale of non-strategic businesses and assets	—	(15)	—	(15)
Repositioning and other charges	212	114	482	369
Net payments for repositioning and other charges	(8)	(153)	(229)	(447)
Pension and other postretirement expense	215	51	600	48
Pension and other postretirement benefit payments	(47)	(48)	(136)	(144)
Stock compensation expense	37	18	123	95
Deferred income taxes	154	87	549	432
Excess tax benefits from share based payment arrangements	(1)	—	(5)	—
Other	97	(12)	(97)	274
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:	—	—	—	—
Accounts, notes and other receivables	(402)	(140)	(591)	202
Inventories	(227)	96	(377)	350
Other current assets	(20)	(57)	(3)	(49)
Accounts payable	238	36	354	(605)
Accrued liabilities	336	321	419	(61)

Net cash provided by operating activities	1,325	1,148	3,158	2,615

Cash flows from investing activities:
Expenditures for property, plant and equipment	(166)	(126)	(351)	(352)
Proceeds from disposals of property, plant and equipment	6	4	8	21
Increase in investments	(124)	—	(435)	—
Decrease in investments	84	—	94	1
Cash paid for acquisitions, net of cash acquired	(322)	(440)	(1,318)	(468)
Proceeds from sales of businesses,net of fees paid	—	1	—	1
Other	34	(5)	22	(53)

Net cash used for investing activities	(488)	(566)	(1,980)	(850)

Cash flows from financing activities:
Net (decrease)/increase in commercial paper	(251)	298	599	(735)
Net increase/(decrease) in short-term borrowings	6	(120)	18	(313)
Payment of debt assumed with acquisitions	(326)	—	(326)	—
Proceeds from issuance of common stock	56	11	111	20
Proceeds from issuance of long-term debt	—	—	—	1,488
Payments of long-term debt	(3)	(611)	(1,004)	(1,104)
Excess tax benefits from share based payment arrangements	1	—	5	—
Cash dividends paid	(240)	(232)	(704)	(684)

Net cash used for financing activities	(757)	(654)	(1,301)	(1,328)

Effect of foreign exchange rate changes on cash and cash equivalents	109	70	(38)	102

Net increase/(decrease) in cash and cash equivalents	189	(2)	(161)	539
Cash and cash equivalents at beginning of period	2,451	2,606	2,801	2,065

Cash and cash equivalents at end of period	$2,640	$2,604	$2,640	$2,604

Q3 Results - 9

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2010	2009	2010	2009	2010 Guidance

Cash provided by operating activities	$1,325	$1,148	$3,158	$2,615	~$	4,100

Expenditures for property, plant and equipment	(166)	(126)	(351)	(352)	~$	600

Free cash flow	$1,159	$1,022	$2,807	$2,263	~$	3,500

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

Reconciliation of Earnings per share to Earnings per share, excluding pension expense (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2010 [1]	2009 [1]	2010 [1]	2009 [1]	2010 Guidance[2]

Earnings per share of common stock - assuming dilution	$0.64	$0.80	$1.74	$1.94	~$	2.52

Pension expense	0.18	0.03	0.54	~0.09	~$	0.74

Earnings per share of common stock - assuming dilution, excluding pension expense	$0.82	$0.83	$2.28	$2.02	~$	3.26

1- Utilizes weighted average shares outstanding and the effective tax rate for the period.

2- Assumes weighted average shares outstanding of 780 million and a 26.5% effective tax rate for 2010 guidance.

We believe that earnings per share of common stock - assuming dilution, excluding pension expense is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.